Farmer Mac Announces Effective Date for Completion of CEO Succession

- Bradford T. Nordholm to transition to Senior Advisor to CEO Zachary N. Carpenter -

WASHINGTON, D.C., June 8, 2026 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure, announced today that its Board of Directors has approved July 1, 2026, as the effective date for Zachary N. Carpenter, currently President and Chief Operating Officer, to assume the role of CEO, succeeding Bradford T. Nordholm. Mr. Nordholm will transition to serve as senior advisor to the CEO with the honorary title of CEO Emeritus through September 30, 2026.
The appointment marks the next step in the leadership transition plan Farmer Mac announced in September 2025, when Mr. Carpenter was appointed President and Chief Operating Officer and named as Mr. Nordholm’s successor. Since then, Mr. Carpenter has worked closely with Mr. Nordholm, the Board of Directors, and Farmer Mac’s executive leadership as part of a planned transition period designed to support continuity and position the company for its next chapter of mission-focused growth.
“The Board has been very pleased with the thoughtful, cooperative, and seamless handoff between Brad and Zack over the past several months,” said Lowell L. Junkins, Board Chair. “The strength of that transition reflects a company that is aligned, well informed, and united by a strong culture and a clear commitment to its mission. Brad’s leadership has left Farmer Mac stronger, more resilient, and well positioned for the future. As Zack steps into the CEO role, the Board is confident in his leadership, his strategic vision, and his ability to build on Farmer Mac’s strong momentum.”
Mr. Nordholm was appointed as Farmer Mac’s President and Chief Executive Officer in October 2018 and has led the company through a period of significant growth, strong financial performance, business diversification, and continued mission alignment. During his tenure, Farmer Mac doubled its annual earnings, grew outstanding business volume to more than $34 billion, and delivered top-tier shareholder returns among S&P Financials.
“Farmer Mac has never been in better condition and is well prepared for the future,” said Mr. Nordholm. “We have built a durable operating model, delivered exceptional financial performance, developed an outstanding executive leadership team, and are now driving impressive momentum across each of our operating segments. Now is an excellent time for this transition and for Zack to step into the CEO role. Zack understands Farmer Mac’s mission, our customers, our markets, and our opportunities, and I have great confidence in Zack and the team as they lead Farmer Mac forward. It has been the highpoint of my career to help advance Farmer Mac’s mission for rural America. I am deeply grateful to our Board, our employees, and our stakeholders for all we have accomplished together and excited for the impact Farmer Mac will continue to deliver in the years ahead.”
Mr. Carpenter joined Farmer Mac in May 2019 after roles with increasing responsibility and diversity of experience at CoBank, Goldman Sachs, and Johnson & Johnson. Since joining Farmer Mac, he has played a key leadership role in the company’s strategy, business development, and portfolio diversification, including the expansion of Farmer Mac’s support for Renewable Energy, Broadband Infrastructure, and Corporate AgFinance, as well as the continued growth of its Farm & Ranch and Power & Utilities businesses. His work has helped deepen Farmer Mac’s mission-focused impact that is benefiting both Farmer Mac and rural America through changing market cycles. Mr. Carpenter has also been instrumental in strengthening Farmer Mac’s stakeholder relationships by building new connections with financial institutions and strategic partners in sectors that were new to the company.
“I am honored to step into the role of Chief Executive Officer and grateful for the trust placed in me by the Board,” said Mr. Carpenter. “Brad’s leadership has shaped Farmer Mac in lasting ways, and I am committed to carrying that legacy forward while leading the company into its next chapter. Farmer Mac has the mission, the people, the operating model, and the market opportunity to continue serving our customers, strengthening rural America, and creating durable value for our shareholders. I look forward to leading Farmer Mac with confidence, focus, and a deep commitment to the mission that is driving positive change and accelerating opportunities across rural America.”

About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

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